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                                  EXHIBIT 99.1
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                                 PRESS RELEASE

FOR IMMEDIATE RELEASE-

Artificial Life Announces Third Quarter 1999 Results and Revised Second Quarter Results: Licensing income in third quarter exceeds services revenues; growth and expansion continues

BOSTON, MASS. NOVEMBER 9, 1999 - Artificial Life, Inc. (NASDAQ: ALIF), a leading provider of intelligent software bots for the Internet, today announced financial results for the quarter ended September 30, 1999 and a revision to properly classify components of its second quarter results. Revenues for the third quarter were $1,211,488 compared to $0 (zero) revenues for the third quarter of 1998, and an increase of 37% over the revenues of the second quarter of 1999. The net loss for the quarter was $1,417,729 a 17% increase over the second quarter of 1999. Cumulative revenues through the third quarter exceeded revenues for the entire fiscal year 1998 by $2,085,271 or 463%.

Eberhard Schoneburg, President and CEO of Artificial Life said, "The third quarter of this fiscal year was very motivating for all of us in several ways. First of all, for the first time since the company went public, revenues derived from product licenses about a million Dollars for this quarter alone - where much higher than revenues derived from services. Secondly, even though our products have just been released and our sales efforts are just starting, revenues where up for the third time in a row this year. We are very pleased with these results. Our products were also very well received by our clients which led to the 3.5 Mio USD agreement with LGT bank and the cooperation agreement with PricewaterhouseCoopers."

The second quarter results were revised to reflect an omitted intercompany elimination entry. The revision reduces application service revenues during the second quarter by $251,849 from $784,093 to $532,244 and decreases engineering expenses during the second quarter by $251,849 from $829,115 to $577,266. The revision does not affect the loss reported for the second quarter.

During the third quarter, Artificial Life finalized the development of its latest financial services product, the ALIFE-PortfolioManager bot, which will start shipping at the end of November 1999, the direct marketing tool ALIFE-SmartTextAnalyzer (available now) for the analysis of human-bot conversations, and the development of the first bot based e-commerce shopping application net-tissimo.com in Switzerland in co-operation with HP and Swisscom, which is one of the most complex live web applications in Switzerland according to HP and Swisscom representatives.

The company has currently released funds to foster a worldwide sales and marketing campaign with print-ads, web and TV-commercials. This is to support the new solution oriented sales approach of bundling the bot based products into client oriented solution suites.

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"After having already released a half a dozen products thus far this year, the focus of the last quarter will be on marketing and sales, especially in the US market. We are currently launching a significant marketing campaign with web-banner-ads and TV-commercials to boost the sales of the available products. We believe our new hires in international sales and marketing and our new sales team in New York will contribute to that. The bundling of our bots into four distinct solution suites for Internet-based customer relationship management (e-
CRM), e-Commerce, Internet based financial services and knowledge management will give them a clear profile and allows us to position them with a strong client focus in their respective markets. The success we had at the latest DCI CRM fair here in Boston several days ago, indicates that we are on the right track for the remainder of the year and the next millennium" Schoneburg said.

ABOUT ARTIFICIAL LIFE

Founded in 1994, Artificial Life, Inc. (NASDAQ: ALIF) develops, markets and supports intelligent software (ro-)bots for e-business applications. The company focuses on the development of smart bots for customer relationship management (e-CRM), knowledge management, e-commerce and financial services applications.

Artificial Life is headquartered in Boston, Massachusetts, U.S.A, and maintains subsidiaries in Switzerland, Germany and Russia.

Detailed information about Artificial Life, Inc. and its products is available at http://www.artificial-life.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Artificial Life, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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